THE BRINSON FUNDS
10f-3 Transactions Summary:  Second Quarter 2001


Fund                          Trade Date          Issuer
U.S. Small Cap Growth         04/24/2001          Aquila, Inc.
International Equity          06/29/2001          Hellenic Telecom
Global Equity                 06/29/2001          Hellenic Telecom
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